Exhibit 99.1

Badger Meter Reports Record First Quarter 2023 Financial Results

MILWAUKEE--(BUSINESS WIRE)--April 20, 2023--Badger Meter, Inc. (NYSE: BMI) today reported record results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights

  Total sales of $159.1 million, 20% higher than the prior year’s $132.4 million.
  Operating profit increased 33% year-over-year, with operating profit margins expanding 150 basis points to 15.7% from 14.2%.
  Diluted earnings per share (EPS) increased 35% to $0.66, up from $0.49 in the comparable prior year quarter.
  Completed the acquisition of Syrinix, Ltd. (“Syrinix”)
  Robust demand environment continued with strong orders; record backlog despite the all-time high sales performance in the quarter.

“Badger Meter delivered record financial results in the first quarter reflecting our ongoing success in capitalizing on the strength of our end markets and the sequentially improving operating environment. We generated an all-time high quarterly revenue total in the first quarter, delivering 20% sales growth reflective of favorable industry fundamentals, healthy demand for our innovative smart water solutions, and outstanding execution on the part of our employees and supply base which led to higher production output. This, in turn, led to operating profit margin improvement which also benefited from structural mix improvement, value-based pricing, stabilization of inflationary pressures and selling, engineering and administration (SEA) leverage. We completed the acquisition of Syrinix at the beginning of the year for $18 million, extending our differentiated smart water offerings with pressure monitoring and leak detection capabilities,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “I am extremely pleased with our start to the year and want to thank our global employees for their continued tremendous efforts in serving customers.”

First Quarter Operating Results

Utility water sales increased 20% year-over-year with continued robust adoption of our cellular AMI solution, including higher ORION® Cellular endpoint and BEACON® Software as a Service (SaaS) revenues coupled with increased water meter volumes including E-Series® Ultrasonic meters. Improved component availability, price realization and the addition of Syrinix also contributed to the year-over-year sales increase. Backlog expanded further despite the strong sales result.

Sales of flow instrumentation products increased 22% year-over-year, with strong order demand across the water-focused end markets and improving supply chain dynamics which aided manufacturing output.

Gross margin dollars increased $12.1 million year-over-year, and gross margin as a percent of sales improved 120 basis points to 39.5%, at the higher end of the Company’s normalized range. The improvement was due to the combined benefits of positive sales mix including higher SaaS revenues, production efficiencies, value-based pricing and the sequential stabilization of inflationary pressures.

SEA expenses in the first quarter of 2023 were $37.8 million, $5.9 million higher than the comparable prior year quarter. As a percent of sales, SEA improved by 40 basis points to 23.7% versus 24.1% in the comparable prior year quarter. The increase in SEA dollars year-over-year was due to higher personnel-related costs including increased headcount, salaries, sales and management incentives and travel expenses and the addition of Syrinix, including the associated intangible asset amortization.

Operating profit margin was 15.7% in the first quarter of 2023, a 150 basis point improvement from the prior year’s 14.2%.

The tax rate for the first quarter of 2023 was 24.3%, modestly above the prior year’s 23.7%. As a result, EPS was a record $0.66, up 35% compared to $0.49 in the comparable prior year period.

Strategic Review and Outlook

Bockhorst continued, “As our first quarter demonstrates, we have started 2023 with positive momentum. We have confidence in the resiliency of our end markets, flexible business model and proven execution playbook to deliver on our strategy for superior through-cycle shareholder value creation. Our expanding portfolio of end-to-end smart water offerings brings tailorable and proactive intelligence for optimal water management to our customers and our stellar balance sheet supports our capital allocation priorities including value-added, disciplined acquisitions.

Demand trends in our markets remain healthy and we have experienced positive order trends, stable bid funnel and record backlogs supportive of continued strong financial performance. The sustained high order level is evidence that utility and industrial customers are willing to invest in our innovative and industry leading smart water solutions. The benefit of supply chain relief and steadying inflationary headwinds, along with solid operational execution lay the foundation for margin resilience for the balance of 2023.

We are proud to be named to Barron's 2023 100 Most Sustainable Companies list. We believe this type of recognition demonstrates our longstanding philosophy that it is possible to deliver both strong financial and sustainability performance.”

Bockhorst concluded, “Badger Meter provides differentiated smart water solutions that deliver efficiency, resiliency and sustainability to customers throughout the water eco-system. Healthy demand for these innovative and trusted offerings, along with our strong balance sheet, give us confidence in our long-term growth outlook as we help to preserve the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s first quarter 2023 results today, Thursday April 20, 2023 at 10:00 AM Central/11:00 AM Eastern time. The webcast and related presentation can be accessed via the Investor section of our website. Participants can also register to take part in the call using this online registration link:

https://www.netroadshow.com/events/login?show=9a93b9e7&confId=48968

The webcast will be archived on the Company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended March 31,
	2023	2022
	(Unaudited)	(Unaudited)

Net sales	$159,101	$132,402

Cost of sales	96,285	81,679

Gross margin	62,816	50,723

Selling, engineering and administration	37,770	31,861

Operating earnings	25,046	18,862

Interest (income) expense, net	(622)	13
Other pension and postretirement costs	32	32

Earnings before income taxes	25,636	18,817

Provision for income taxes	6,221	4,457

Net earnings	$19,415	$14,360

Earnings per share:

Basic	$0.66	$0.49

Diluted	$0.66	$0.49

Shares used in computation of earnings per share:

Basic	29,255,184	29,198,888

Diluted	29,420,954	29,363,326

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	March 31,	December 31,
	2023	2022
	(Unaudited)

Cash and cash equivalents	$128,361	$138,052
Receivables	84,246	76,651
Inventories	132,344	119,856
Other current assets	15,892	13,273
Total current assets	360,843	347,832

Net property, plant and equipment	74,525	73,542
Intangible assets, at cost less accumulated amortization	59,511	53,607
Other long-term assets	24,756	26,805
Goodwill	113,768	101,261
Total assets	$633,403	$603,047

Liabilities and Shareholders' Equity

Payables	$79,549	$71,440
Accrued compensation and employee benefits	11,984	20,513
Other current liabilities	24,253	18,359
Total current liabilities	115,786	110,312

Deferred income taxes	6,744	4,648
Long-term employee benefits and other	52,836	45,665
Shareholders' equity	458,037	442,422
Total liabilities and shareholders' equity	$633,403	$603,047

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2023	2022
	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$19,415	$14,360
Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	2,663	2,760
Amortization	4,284	4,016
Deferred income taxes	(10)	(34)
Noncurrent employee benefits	(37)	(112)
Stock-based compensation expense	1,006	615
Changes in:
Receivables	(6,843)	(12,509)
Inventories	(11,439)	(3,763)
Payables	6,959	10,749
Prepaid expenses and other current assets	(2,133)	(2,904)
Other liabilities	4,105	(3,928)
Total adjustments	(1,445)	(5,110)
Net cash provided by operations	17,970	9,250

Investing activities:
Property, plant and equipment expenditures	(4,271)	(1,141)
Acquisitions, net of cash acquired	(17,052)	-
Net cash used for investing activities	(21,323)	(1,141)

Financing activities:
Dividends paid	(6,626)	(5,869)
Proceeds from exercise of stock options	58	-
Net cash used for financing activities	(6,568)	(5,869)
Effect of foreign exchange rates on cash	230	(195)

(Decrease) increase in cash and cash equivalents	(9,691)	2,045
Cash and cash equivalents - beginning of period	138,052	87,174

Cash and cash equivalents - end of period	$128,361	$89,219

Contacts

Karen Bauer
(414) 371-7276
kbauer@badgermeter.com